SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE KEITH COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE KEITH COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m. Pacific Time on Tuesday, May 21, 2002.

PLACE	2955 Red Hill Avenue, Costa Mesa, California 92626.

ITEMS OF BUSINESS	(1) To elect members of the Board of Directors for one-year terms.

(2) To ratify the appointment of KPMG LLP as our Independent Auditors for the year ending December 31, 2002.

RECORD DATE	You can vote if at the close of business on March 25, 2002, you were a shareholder of the Company.

PROXY VOTING	All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card, or if you hold your shares in street name, by accessing the World Wide Web site indicated on your Proxy card to vote via the Internet.

April 1, 2002

Gary C. Campanaro, Secretary

ITEM 1: ELECTION OF DIRECTORS
DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION
CHANGE IN CONTROL AGREEMENTS
REPORT OF COMPENSATION COMMITTEE
REPORT OF AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
SOLICITATION OF PROXIES
ANNUAL REPORT ON FORM 10-K

THE KEITH COMPANIES, INC.

2955 Red Hill Avenue
Costa Mesa, California 92626

PROXY STATEMENT

       These Proxy materials are delivered in connection with the solicitation by the Board of Directors of The Keith Companies, Inc., a California corporation (the “Company”, “we”, or “us”), of Proxies to be voted at our 2002 Annual Meeting of Shareholders and at any adjournments or postponements.

      You are invited to attend our Annual Meeting of Shareholders on Tuesday, May 21, 2002, beginning at 9:00 a.m. Pacific Time. The meeting will be held at our offices at 2955 Red Hill Avenue, Costa Mesa, California 92626.

      It is anticipated that the 2001 Annual Report and this Proxy Statement and the accompanying Proxy will be mailed to shareholders on or about April 1, 2002.

      Shareholders Entitled to Vote. Holders of our common stock at the close of business on March 25, 2002, are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of securities of the Company entitled to vote at the Annual Meeting. As of March 25, 2002, there were 7,313,202 shares of common stock outstanding and approximately 57 holders of record of our common stock.

      Proxies. Your vote is important. If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All shareholders can vote by written Proxy card. All street name shareholders also can vote by Proxy via the Internet, pursuant to the instructions set forth on their Proxy card. Your submitting the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a shareholder of record, you may revoke your Proxy at any time before the meeting either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

      Internet Voting by Shares Held in Street Name. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on your Proxy card. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the shareholder.

      Quorum. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

      Voting. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

      Election of Directors. The six nominees for director receiving the highest number of votes at the Annual Meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

      Ratification of Independent Public Accountants. The ratification of the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2002, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.

      Other Matters. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

ITEM 1:

ELECTION OF DIRECTORS

      Item 1 is the election of six members of the Board of Directors. In accordance with our Amended and Restated Bylaws, the Board of Directors has fixed the number of directors at six. At each annual meeting of shareholders, the directors are elected, each for a one-year term. Six directors will be elected at the Annual Meeting.

      Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

      The Board of Directors proposes the election of the following nominees as directors:

Aram H. Keith

Eric C. Nielsen
Gary C. Campanaro
George Deukmejian
Christine Diemer Iger
Edward R. Muller

      Walter Cruttenden, a director of our company since July 1997, has determined for personal reasons, not to stand for election upon the expiration of his current term. If elected, the foregoing six nominees are expected to serve until the 2003 Annual Meeting of Shareholders. The six nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

      The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

      The Board of Directors Unanimously Recommends a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

George Deukmejian	George Deukmejian joined our board of directors in July 1999. Mr. Deukmejian was the Governor of the State of California, serving in that office from January 1983 until January 1991. Following his departure from the Governor’s office, he joined the law firm of Sidley & Austin in its Los Angeles office where he practiced as a partner until July 1999 and where he practiced as Senior Counsel from July 1999 until his retirement in July 2000. Prior to his election as Governor, Mr. Deukmejian served from 1979 to 1982, as the Attorney General of the State of California and from 1963 to 1978, served in the California State Legislature. Mr. Deukmejian currently serves on the board of directors of Health Net, Inc. He also serves as a Deputy Trustee of the Golden Eagle Insurance Trust in Liquidation. Mr. Deukmejian received a B.A. in Sociology from Siena College and a J.D. from St. Johns University Law School.
Director Since: 1999 Age: 73 Member: Audit Committee

Christine Diemer Iger	Christine Diemer Iger joined our board of directors in July 1999. Ms. Diemer Iger has been a partner at the law firm of Manatt, Phelps & Phillips in the government and real estate practice since August 2001. She was the chief executive officer of the Building Industry Association of Southern California, Orange County chapter July 1989 through August 2001. Prior to joining that organization, she was an appellate lawyer for the Attorney General of the State of California from 1981 to 1983, and served as the director of the California Department of Housing and Community Development from 1983 to 1989. Ms. Diemer Iger is a former board member of the Federal National Mortgage Association (Fannie Mae) and the California Housing Finance Agency (CHFA). Ms. Diemer Iger received a B.A. in English from California State University at San Diego and a J.D. from Western State University, College of Law.
Director Since: 1999 Age: 49 Member: Compensation Committee and Audit Committee

Edward R. Muller	Edward R. Muller, a private investor, joined our board of directors in July 2001. Mr. Muller was President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. Edison Mission Energy is engaged in developing, owning and operating independent power production facilities worldwide. From 1999 to 2000, Mr. Muller was Deputy Chairman of the Board of Directors of Contact Energy Ltd., a New Zealand electric generation company partially owned by Edison Mission Energy. Mr. Muller serves on the boards of directors of Global Santa Fe Corporation, Interval, Inc., RigNet, Inc. and Strategic Data Corp. Mr. Muller received an A.B. from Dartmouth College and a J.D. from the Yale Law School.
Director Since: 2001 Age: 50 Member: Audit Committee

Aram H. Keith	Aram H. Keith co-founded our company in March 1983 and has served as our chief executive officer and chairman of the board since that time. Mr. Keith also served as our president from 1983 to 1999. Mr. Keith is the president and sole director of each of our subsidiaries. Mr. Keith has been a California licensed civil engineer since 1972. He also holds civil engineering licenses in the states of Arizona, Colorado, Nevada, and Texas. Mr. Keith received a B.S. in Civil Engineering from California State University at Fresno.
Director Since: 1983 Age: 57

Eric C. Nielsen	Eric C. Nielsen has served as our president since July 1999 and as our chief operating officer since March 2001. He was appointed as a member of our board of directors in July 2001. Prior to July 1999, Mr. Nielsen served as the president of our Costa Mesa division since November 1994.

Mr. Nielsen joined us in November 1985 as senior designer and became a vice president, engineering and mapping in July 1990. Mr. Nielsen received a B.S. in Civil Engineering from California Polytechnic State University and is a registered engineer in the states of California, Colorado, and Hawaii.
Director Since: 2001 Age: 41

Gary C. Campanaro	Gary C. Campanaro has served as our chief financial officer since joining our company in January 1998, as a director since July 1998, and as our secretary since April 1999. Mr. Campanaro is also the chief financial officer and secretary of each of our subsidiaries. Mr. Campanaro joined CB Commercial Real Estate Group, Inc. (now CB Richard Ellis), a commercial real estate brokerage firm, in November 1992 as a vice president of the financial consulting group and became senior vice president, managing officer of the financial consulting group in February 1995 and also began serving on the operation management board of CB Commercial Real Estate Group Inc. Mr. Campanaro served in those positions until he joined our company. From July 1988 to November 1992, he held various accounting, finance and real estate positions with CKE Restaurants, Inc., an owner and operator of a restaurant chain. Mr. Campanaro began his professional career with KPMG LLP and is licensed by the State of California as a certified public accountant and as a real estate broker. He is a member of the American Institute of Certified Public Accountants. Mr. Campanaro received a B.S. in Accounting from the University of Utah.
Director Since: 1998 Age: 41

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

      Meetings and Committees. The Board of Directors held seven meetings and took action by written consent on five occasions during fiscal 2001 . The Board of Directors has an Audit Committee and a Compensation Committee. The entire Board of Directors performs the functions of a Nominating Committee.

      The Audit Committee currently consists of George Deukmejian, Christine Diemer Iger, Walter Cruttenden, III and Edward Muller. Walter Cruttenden’s term will expire as of the date of the annual meeting. Christine Diemer Iger served as the Chairperson of the Audit Committee during fiscal 2001. She was succeeded as Chairperson as of February 12, 2002 by Edward Muller upon his appointment to the Committee. The Audit Committee recommends the engagement of the Company’s independent public accountants, reviews the scope of the audit to be conducted by the independent public accountants, and periodically meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company’s financial statements, the Company’s accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by the Board of Directors.

      The Compensation Committee currently consists of Christine Diemer Iger and Walter Cruttenden, III. Walter Cruttenden’s term will expire as of the date of the annual meeting, at which time he will be succeeded on the committee by George Deukmejian. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company’s stock option and executive incentive compensation plans. The Compensation Committee held two meetings and took action by written consent on two occasions during fiscal 2001.

      All incumbent directors attended 75% or more of all the meetings of the Board of Directors and those committees on which he or she served in fiscal 2001.

      Directors’ Compensation. The Company pays its non-employee directors an annual retainer of $20,000 plus $1,500 per day for any day during which the member has personally attended any shareholder, board or committee meeting. In addition, our non-employee directors are reimbursed for out-of-pocket expenses incurred for their services as a director of our Company. We also may periodically award options or purchase rights to our directors under our existing stock option plan or otherwise. In fiscal 2001, we did not issue any options to purchase shares of our common stock to any of our non-employee directors for their service as directors.

      Compensation Committee Interlocks and Insider Participation. During fiscal 2001, the Compensation Committee of our Board of Directors consisted of Walter W. Cruttenden, III and Christine Diemer Iger. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2001. During fiscal 2001, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors recommended and the Board of Directors has selected, the firm of KPMG LLP to continue as our independent public accountant for the current fiscal year ending December 31, 2002. KPMG LLP served as the principal independent public accounting firm utilized by us during the fiscal year ended December 31, 2001. We anticipate that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of KPMG LLP will be afforded an opportunity to make a statement if he or she so desires.

      The ratification of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All Proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed Proxy card.

      The Board of Directors Unanimously Recommends a Vote “FOR” the Ratification of the Appointment of KPMG LLP as the Company’s Independent Public Accountants.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, as to the Chief Executive Officer and as to each of the other most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year (the “Named Executive Officers”), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.

							Long Term
							Compensation
		Annual Compensation					Number of
	Fiscal Year						Securities
	Ended				Other		Underlying
Name and Principal Position	December 31,	Salary		Bonus	Compensation		Options

Aram H. Keith	2001	$366,939	(1)	—	$27,777	(2)	—
Chief Executive Officer &	2000	$381,926	(1)	—	$15,115	(2)	—
Chairman of the Board	1999	$375,423	(1)	—	$66,573	(2)	46,000

Eric C. Nielsen	2001	$193,331	(3)	$20,000	$30,993	(4)	20,000
President & Chief Operating	2000	$172,551	(3)	$6,985	$39,553	(4)	20,000
Officer	1999	$158,290	(3)	—	$15,561	(4)	10,000

Gary C. Campanaro	2001	$190,621	(5)	$20,000	$17,734	(6)	20,000
Chief Financial Officer &	2000	$164,122	(5)	$5,000	$17,435	(6)	—
Secretary	1999	$146,116	(5)	—	$9,186	(6)	12,500

(1)	For fiscal 2001, this amount consists of $360,139 in salary and $6,800 in matching contributions made by us under our 401(k) plan; for fiscal 2000, this amount consists of $373,523 in salary and $8,403 in matching contributions made by us under our 401(k) plan; for fiscal 1999, this amount consists of $373,923 in salary and $1,500 in matching contributions made by us under our 401(k) plan.

(2)	For fiscal 2001, this amount includes an $18,000 auto allowance and $7,239 in membership dues paid by us on behalf of Mr. Keith; for fiscal 2000, this amount includes a $4,500 auto allowance, $3,688 in payout of accrued vacation and sick time, and $6,787 in membership dues paid by us on behalf of Mr. Keith; for fiscal 1999, this amount includes $53,957 in payout of accrued vacation and sick time.

(3)	For fiscal 2001, this amount consists of $186,531 in salary and $6,800 in matching contributions made by us under our 401(k) plan; for fiscal 2000, this amount consists of $166,246 in salary and $6,125 in matching contributions made by us under our 401(k) plan; for fiscal 1999, this amount consists of $156,790 in salary and $1,500 in matching contributions made by us under our 401(k) plan.

(4)	For fiscal 2001, this amount includes a $12,000 auto allowance and $15,843 in payout of accrued vacation and sick time; for fiscal 2000, this amount includes a $12,000 auto allowance and $23,085 in payout of accrued vacation and sick time; for fiscal 1999, this amount includes a $12,000 auto allowance.

(5)	For fiscal 2001, this amount consists of $183,821 in salary and $6,800 in matching contributions made by us under our 401(k) plan; for fiscal 2000, this amount consists of $158,746 in salary and $5,376 in matching contributions made by us under our 401(k) plan; for fiscal 1999, this amount consists of $144,616 in salary and $1,500 in matching contributions made by us under our 401(k) plan.

(6)	For fiscal 2001, this amount includes a $9,000 auto allowance and $4,628 in payout of accrued vacation and sick time; for fiscal 2000, this amount includes a $6,000 auto allowance and $6,671 in payout of accrued vacation and sick time; for fiscal 1999, this amount includes a $6,000 auto allowance and $3,000 in membership dues paid by us on behalf of Mr. Campanaro.

Option Grants in Fiscal 2001

      The following table sets forth certain information regarding the grant of stock options made during fiscal 2001 to the Named Executive Officers.

					Potential Realizable
					Value At Assumed
		Percent of			Rate of Stock Price
	Number of	Total Options			Appreciation for
	Securities	Granted To	Exercise		Option Term(2)
	Underlying	Employees In	Or Base	Expiration
Name	Options Granted	Fiscal Year(1)	Price	Date	5%	10%

Aram H. Keith	–0–	—	—	—	—	—
Eric C. Nielsen	20,000(3)	11.0%	$16.00	4/19/11	$201,200	$510,000
Gary C. Campanaro	20,000(3)	11.0%	$16.00	4/19/11	$201,200	$510,000

(1)	Options covering an aggregate of 181,650 shares of common stock were granted to employees during fiscal 2001.

(2)	The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of our common stock.

(3)	This option grant vests in five equal annual installments of 20% each commencing on the first anniversary of the date of the grant and was granted for a term of 10 years.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during fiscal 2001, the number of shares of common stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the common stock on The Nasdaq National Market on December 31, 2001 ($10.18 per share).

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at December 31, 2001		December 31, 2001
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Aram H. Keith	–0–	–0–	18,400	27,600	$5,152	$7,728
Eric C. Nielsen	19,000	$273,600	29,371	44,222	$169,771	$104,502
Gary C. Campanaro	–0–	–0–	23,891	40,091	$135,200	$95,033

CHANGE IN CONTROL AGREEMENTS

      In March 2001, our Board of Directors approved change in control agreements with Aram H. Keith, our chief executive officer and chairman of the board, Eric C. Nielsen, our president and chief operating officer, and Gary C. Campanaro, our chief financial officer and secretary. These agreements provide for severance payments to these executive officers in certain circumstances following a change in control of our Company. Specifically, the change in control agreements provide that if the executive officer’s employment with us terminates as a result of an involuntary or constructive termination (as these terms are defined in the agreements) at any time within two years following a change in control, the executive officer will receive a one-time payment, equal to two times the executive officer’s highest annual level of total cash compensation (including any and all bonus amounts) paid by us to that executive officer during any one of the three consecutive calendar years (inclusive of the year of termination) immediately prior to termination. The level of annual cash compensation for the year in which a termination occurs will include any bonus amounts which the executive officer is eligible to receive during the year of termination, whether or not the bonus was earned by the executive officer. In addition, any unvested options previously granted to the executive officer will immediately vest and become exercisable as of the date of termination and remain exercisable until their respective expiration date. Under these change in control agreements, for a two-year period following the termination, the executive officer also is entitled to receive continuing health coverage at a level commensurate to the coverage provided by us to the executive officer immediately prior to the change in control; all other benefits under welfare benefit plans, practices, policies and programs provided or offered by us, including, medical, dental, prescription, disability, employee life, group life, accidental death and travel accident insurance plans and programs; fringe benefits, including, without limitation, tax and financial planning services, payment of club dues and an automobile allowance, and a reasonable level of outplacement services selected by the executive officer.

      Under the change in control agreements, a change in control means the occurrence of any of the following events: (1) other than Aram Keith or his family members and affiliates, a person becomes the beneficial owner of 20% or more of the total voting power of our then outstanding voting securities, (2) a change in the composition of our board of directors occurs within a two-year period as a result of which fewer than a majority of the directors are directors who were serving on our board at the beginning of that two-year period, unless the election of each director who was not a director at the beginning of that period has been approved in advance by directors representing at least two-thirds of the directors then on the board who were directors at the beginning of the period, (3) the consummation of a merger or consolidation of our Company in which we do not survive as an independent public company, or (4) our business or businesses for which the executive officer’s services are principally performed are disposed of by us under a partial or complete liquidation of our Company, a sale of assets (including stock of a subsidiary), or otherwise.

      Under these change in control agreements, the executive officer also is entitled to receive a payment by us to offset any excise tax under the excess parachute payment provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), that has been levied against the executive officer for payments that we have made to, or for the benefit of, that executive officer (whether or not those payments are made pursuant to the executive officer’s change in control agreement). The payment by us will be grossed up so that after the executive officer pays all taxes (including any interest or penalties with respect to those taxes) on the payment, the executive officer will receive an additional payment equal to the excise tax imposed.

      Since Messrs. Keith and Campanaro also are directors of our Company, each of them voluntarily recused themselves from the Board of Directors’ vote on whether to approve the change in control agreement to which they are a party. The agreements were then unanimously approved by the remaining members of the Board of Directors. Mr. Nielsen was not a director at that time, and thus, did not participate in the approval of these agreements.

REPORT OF COMPENSATION COMMITTEE

      The Compensation Committee currently is comprised of two independent, non-employee directors. The Compensation Committee advises the Board regarding the policies that govern the Company’s compensation programs and the compensation of executive officers, and administers the Company’s cash bonus and stock equity plans. Following review and approval by the committee, determinations pertaining to executive compensation are submitted to the full Board of Directors for approval. In connection with its deliberations, the committee seeks the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers.

      Total Compensation. Our executive compensation program is designed to align executive compensation with our business strategy and performance. The goals of the executive compensation program are to: attract and retain key executives critical to our success and to motivate executives to enhance long term share values by providing appropriate incentives including ownership through stock options. The principal elements of total compensation paid to executives of the Company are as follows:

      Base Salary. Base salaries are designed to reflect the position, duties, responsibilities and performance of each executive officer, the cost of living in the area in which the executive officer is located, and the market for base salaries of similarly situated executives at other entities of similar size within and outside of our industries. Base salaries are reviewed annually by the Committee and adjusted as appropriate to reflect the foregoing factors.

      Bonus and Stock Options Awards. The committee is authorized to grant the issuance of options to purchase shares of common stock. The number of options granted to an executive officer is based upon a number of factors, including, but not limited to, his or her position, salary and performance, the number and/or value of in-the-money outstanding unexercisable options, as well as the performance and goals of the division or function over which each executive officer has primary responsibility. In this regard, the committee considers both quantitative and qualitative factors. Quantitative items used by the committee in analyzing the Company’s performance include revenue and revenue growth, results of operations and an analysis of actual levels of operating results and revenue to budgeted amounts, taking into account overall market conditions of our industries. Qualitative factors include the committee’s assessment of such matters as the enhancement of the Company’s image and reputation and the offering of new services and/or the expansion into new markets.

      Determination of Chief Executive Officer’s Compensation. In fiscal 2001, the Chief Executive Officer received an annual base salary of $360,000 and no cash bonus. In light of the substantial stock ownership position of the Chief Executive Officer in the Company, the Chief Executive Officer did not receive a cash bonus or stock option award for 2001. The Committee believes this stock ownership position is effective in aligning the interests of the Chief Executive Officer with the long term interests of the shareholders. This base salary was established based upon a comparative analysis of other chief executive officers of similarly sized companies within and outside of our industries conducted by the compensation committee.

      The committee intends to continue its policy of linking executive compensation with maximizing shareholder returns and corporate performance to the extent possible through the programs described above.

      Omnibus Budget Reconciliation Act Implications for Executive Compensation. Effective January 1, 1994, under Section 162(m) of the Code, a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

      All compensation paid to the Company’s employees in fiscal 2001 will be fully deductible. With respect to compensation to be paid to executives in 2002 and future years, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

COMPENSATION COMMITTEE

Walter Cruttenden, III
Christine Diemer Iger

REPORT OF AUDIT COMMITTEE

      The Audit Committee of the Board of Directors provides independent, objective oversight of the Company’s accounting and financial reporting functions. The Audit Committee is composed solely of independent directors who are qualified for service under the NASDAQ National Stock Market listing standards. It acts under a written charter approved by the Board of Directors.

      The Audit Committee evaluates and recommends to the Board of Directors an accounting firm to be engaged as the Corporation’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management and the independent auditors about the following:

•	the plan for, and the independent auditor’s report on, the audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	the Company’s critical accounting policies and significant management estimates used in preparing the financial statements;

•	changes in the Company’s accounting practices, principles, or controls, or the Company’s financial statements;

•	significant developments in accounting rules and their impact on the Company’s financial statements;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

      The Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s annual report. The Audit Committee took a number of steps in making this recommendation for 2001:

•	the Audit Committee discussed with KPMG LLP, the Company’s independent auditors, the overall scope and plans for the audit;

•	the Audit Committee met with the independent auditors, both with and without management present, to discuss the results of its audit, its evaluation of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	the Audit Committee reviewed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles and the reasonableness of significant judgements;

•	the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States; and

•	the Audit Committee discussed with the independent auditors the auditor’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent auditor’s independence (and found that all such non-audit services were compatible).

Audit Fees

      The aggregate fees billed by the independent auditors for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2001 totaled $130,000.

Financial Information Systems Design and Implementation Fees

      No fees were billed by the independent auditors for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

      The aggregate fees billed by the independent auditors for services rendered to the Company other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001, were $201,103, in connection with the Company’s secondary offering and income tax services.

      Based on discussions with the independent auditors concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

AUDIT COMMITTEE

Walter Cruttenden, III
George Deukmejian
Christine Diemer Iger
Edward Muller (Chair)

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on our common stock, based on its market price, with the cumulative total return of companies on the Nasdaq Industrial Index, the Wilshire 5000 Index and a weighted average peer group index, assuming reinvestment of dividends, for the period beginning July 13, 1999, through our fiscal year ended December 31, 2001. We constructed our own peer group index which includes the following companies listed in alphabetical order: Michael Baker Corporation, Tetra Tech, Inc., TRC Companies, Inc., and URS Corporation. In the proxy statement sent to our shareholders in connection with our annual shareholders’ meeting held last year, the peer group index also included EA Engineering Science & Technology, Inc., Kaiser Group International, Inc., Stone & Webster, Incorporated, and Roy F. Weston, Inc. But, these companies are either no longer public companies or are now thinly traded over-the-counter bulletin board stocks and, as a result, are no longer in the peer group index. Our common stock was initially offered to the public on July 13, 1999. This graph assumes that the value of the investment in our common stock and each of the comparison groups was $100 on July 13, 1999.

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

      Except as disclosed in this Proxy Statement, neither the nominees for election as directors of the Company, the directors or executive officers of the Company, nor any shareholder owning more than five percent of the issued shares of the Company, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during fiscal 2001, or which is presently proposed.

      See “Change In Control Agreements” for a summary of change in control agreements with certain of our executive officers.

      The Board of Directors believes, based on its reasonable judgment, but without further investigation, that the terms of each of the foregoing transactions or arrangements between the Company on the one hand and the affiliates, officers, directors or shareholders of the Company which were parties to these transactions on the other hand, were, on an overall basis, at least as favorable to the Company as could then have been obtained from unrelated parties.

PRINCIPAL SHAREHOLDERS

      The following table sets forth as of March 25, 2002, unless otherwise indicated, certain information relating to the ownership of our common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of our common stock (7,313,202 shares), (ii) each of the Company’s directors, (iii) each of the Named Executive Officers, and (iv) all of the Company’s executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 2955 Red Hill Avenue, Costa Mesa, California 92626, unless otherwise set forth below such person’s name.

	Number of Shares of
	Common Stock
Name and Address	Beneficially Owned(1)		Percent(1)

Directors:
Aram H. Keith	1,347,717	(2)	18.4%
Walter W. Cruttenden, III	308,837	(3)	4.2%
Gary C. Campanaro	41,964	(4)	**
Eric C. Nielsen	37,371	(5)	**
George Deukmejian	11,307	(6)	**
Christine Diemer Iger	7,407	(7)	**
Edward R. Muller	2,000	(8)	**

5% Holders:
E*Capital Corporation and related parties	763,350	(9)	10.4%
1000 Wilshire Blvd., Los Angles, CA 90017
Marsh & McLennan Companies, Inc.	400,000	(10)	5.5%
1166 Avenue of the Americas, New York, NY 10036
Directors and executive officers as a group (7 persons)	1,756,603	(11)	23.7%

**	Less than one percent.

(1)	Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at March 25, 2002.

(2)	Represents (a) 1,329,317 shares of common stock held in the Aram H. Keith and Margie R. Keith Trust, for which Mr. Keith serves as co-trustee and (b) 18,400 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 24, 2002.

(3)	Includes 57,396 shares of common stock held jointly by Mr. Cruttenden and his wife.

(4)	Includes 8,518 shares of common stock held jointly by Mr. Campanaro and his wife and 33,446 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to May 24, 2002.

(5)	Represents 37,371 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to May 24, 2002.

(6)	Includes (a) 1,500 shares held by a defined benefit pension plan of which Mr. Deukmejian is the trustee and sole participant; (b) 2,400 shares of common stock held jointly by Mr. Deukmejian and his wife; and (c) 7,407 shares of common stock reserved for issuance upon exercise of stock options which are exercisable as of May 24, 2002.

(7)	Represents 7,407 shares of common stock reserved for issuance upon exercise of stock options which are exercisable as of May 24, 2002.

(8)	Represents 2,000 shares of common stock held by a family trust established for the benefit of Mr. Muller’s family.

(9)	E*Capital Corporation is the parent of Wedbush Morgan Securities, Inc. Includes 300,300 shares owned by E*Capital, 175,100 shares owned by Edward W. Wedbush, the chairman of E*Capital and the president of Wedbush Morgan Securities, 276,950 shares owned by Wedbush Morgan Securities. Mr. Wedbush owns a majority of the outstanding shares of E*Capital. Accordingly, Mr. Wedbush may be deemed the beneficial owner of our shares that are owned by E*Capital. However, Mr. Wedbush disclaims beneficial ownership of the shares of common stock owned by E*Capital.

(10)	Marsh & McLennan Companies, Inc. is the parent of Putnam Investments, LLC., which wholly owns two registered advisers: Putnam Investment Management, LLC., and The Putnam Advisory Company, LLC. Includes 13,900 shares owned by Putnam Investment Management and 386,100 shares owned by The Putnam Advisory Company.

(11)	Includes 104,031 shares of common stock reserved for issuance upon exercise of stock options, which are or will become exercisable on or prior to May 24, 2002.

      The information as to shares beneficially owned has been individually furnished by the respective directors, Named Executive Officers, and other shareholders of the Company, or taken from documents filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 2001, all of the Company’s executive officers, directors and greater-than-ten percent shareholders complied with all Section 16(a) filing requirements, except for one late report on Form 5 filed by Aram  H. Keith with respect to a gift of shares that occurred in fiscal 2000.

SHAREHOLDER PROPOSALS

      Any shareholder who intends to present a proposal at the 2003 Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by December 1, 2002. In addition, in the event a shareholder proposal is not received by the Company by February 13, 2003, the Proxy to be solicited by the Board of Directors for the 2003 Annual Meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2003 Annual Meeting without any discussion of the proposal in the Proxy Statement for that meeting.

      SEC rules and regulations provide that if the date of the Company’s 2003 Annual Meeting is advanced or delayed more than 30 days from the date of the 2002 Annual Meeting, shareholder proposals intended to be included in the proxy materials for the 2003 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2003 Annual Meeting. Upon determination by the Company that the date of the 2003 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2002 Annual Meeting, the Company will disclose that change in the earliest possible Quarterly Report on Form 10-Q.

SOLICITATION OF PROXIES

      It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-K

      THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001, WILL BE MADE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, THE KEITH COMPANIES, INC., 2955 RED HILL AVENUE, COSTA MESA, CALIFORNIA 92626.

ON BEHALF OF THE BOARD OF DIRECTORS

Gary C. Campanaro, Secretary

Costa Mesa, California

April 1, 2002

THE KEITH COMPANIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2002

    The undersigned HEREBY appoints Aram H. Keith and Gary C. Campanaro, and each of them, individually, the attorney, agent and proxy of the undersigned, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of common stock of The Keith Companies, Inc. held of record by the undersigned as of March 25, 2002, at the annual meeting of shareholders to be held at 2955 Red Hill Avenue, Costa Mesa, California, 92626, on May 21, 2002 at 9:00 a.m. local time, and at all adjournments thereof.

1.    To elect six directors as follows:

☐ FOR approval of the election of nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list provided below.)

Aram H. Keith	George Deukmejian	Edward R. Muller
Gary C. Campanaro	Christine M. Diemer Iger	Eric C. Nielsen

2.	To consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2002.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be Signed on Reverse Side)

        The undersigned hereby revokes any other proxy to vote at the annual meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

        This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED, RATIFICATION OF KPMG LLP AS OUR INDEPENDENT AUDITORS, AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

        The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 1, 2002, relating to the Annual Meeting.

Signature(s) X

X

Date

Note: Please sign exactly as your name appears in the records of The Keith Companies, Inc. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE KEITH COMPANIES, INC.